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                                   EXHIBIT 12





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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                     Three Months Ended
                                                       March 31, 1994      1993     1992     1991     1990     1989
                                                     ------------------   ------   ------   ------   ------   ------
Earnings as defined:
  Income before provision for income taxes ........        $ 63.4         $202.9   $144.6   $182.6   $185.7   $172.2
  Fixed charges....................................          13.8           55.3     60.1     63.9     67.3     45.7
  Capitalized interest included in fixed charges...             -           (2.8)    (2.0)    (1.2)    (1.1)     (.8)
  Amortization of capitalized interest.............            .9            3.5      3.5      3.3      3.6      3.1
  Minority interest in earnings of subsidiary......           (.3)          (2.2)
  Distributed income of affiliate accounted for by
    the equity method..............................                                                     4.5      2.1
                                                           ------         ------   ------   ------   ------   ------

             Total.................................        $ 77.8         $256.7   $206.2   $248.6   $260.0   $222.3
                                                           ======         ======   ======   ======   ======   ======

Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount)..................        $ 12.4         $ 46.9   $ 51.7   $ 55.5   $ 59.3   $ 37.5
  Capitalized interest.............................             -            2.8      2.0      1.2      1.1       .8
  Interest expense on guaranteed debt of affiliate
    accounted for by the equity method.............                                                      .6      2.1
  Portion of rentals representative of the interest
    factor.........................................           1.4            5.6      6.4      7.2      6.3      5.3
                                                           ------         ------   ------   ------   ------   ------

             Total.................................        $ 13.8         $ 55.3   $ 60.1   $ 63.9   $ 67.3   $ 45.7
                                                           ======         ======   ======   ======   ======   ======

Ratio of earnings to fixed charges.................           5.6            4.6      3.4      3.9      3.9      4.9
                                                           ======         ======   ======   ======   ======   ======





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